Form 10-K, Exhibit 13
period 1995-12-31
MARC GROUP
filed 1996-04-01
CIK 356287

                                                                    EXHIBIT 13.1

                               THE M/A/R/C GROUP











                    REPORT ON AUDITS OF FINANCIAL STATEMENTS


             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of The M/A/R/C Group:

We have audited the accompanying consolidated balance sheets of The M/A/R/C Group as of December 31, 1995, and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The M/A/R/C Group as of December 31, 1995, and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.





Coopers & Lybrand L.L.P.
Dallas, Texas
February 29, 1996

                               THE M/A/R/C GROUP

                          CONSOLIDATED BALANCE SHEETS



<Cation>
                                                  December 31,  December 31,
    ASSETS (dollars in thousands)                     1995          1994
    --------------------------------------------  ------------  ------------
    Current assets:
         Cash and cash equivalents                     $     -       $ 1,669

         Investments                                     1,848         1,668

         Trade accounts receivable, less
          allowance for doubtful accounts
          of $241 and $252, respectively                13,292         9,131

         Expenditures billable to clients                3,204         3,242

         Notes receivable                                  284           248

         Prepaid expenses                                1,691         1,463

         Federal income tax receivable                      56           169

         Deferred income taxes                             168           188

         Other current assets                              650           559
                                                  ------------  ------------

          Total current assets                          21,193        18,337

    Notes receivable, less current portion                  82            40

    Property and equipment, net                          7,377         7,149

    Capitalized software costs, less accumulated
     amortization of $0 and $546, respectively               -            59

    Investments - noncurrent                            10,049         9,384

    Cash surrender value of life insurance               3,211         3,070

    Intangibles, less accumulated amortization
     of $2,788 and $2,537, respectively                    680           931

    Prepaid pension costs and other assets               1,612         1,914
                                                  ------------  ------------

    Total assets                                       $44,204       $40,884
                                                  ============  ============









    The accompanying notes are an integral part of the financial statements.

                               THE M/A/R/C GROUP

                          CONSOLIDATED BALANCE SHEETS



                                                  December 31,   December 31,
LIABILITIES (dollars in thousands,                    1995          1994
- ------------------------------------------------  ------------   ------------
except share and per share amounts)

Current liabilities:

     Book overdraft                                      $   457         $     -

     Trade accounts payable                                2,072           2,876

     Advance payments from clients                         2,145           2,970

     Accrued liabilities                                   1,457           1,662
                                                  --------------  --------------

     Total current liabilities                             6,131           7,508

Long-term debt                                                 5             123

Deferred income taxes                                         99           1,058
Deferred compensation                                      2,672           2,052
Other liabilities                                          2,856              71
                                                  --------------  --------------

     Total liabilities                                    11,763          10,812
                                                  --------------  --------------

Commitments and contingencies

SHAREHOLDERS' EQUITY
- --------------------

Common stock, $1.00 par value, 15,000,000 shares
 authorized, 3,783,541 shares and 3,544,666
 shares issued, respectively                               3,784           3,545

Capital in excess of par value                             6,855           5,264

Retained earnings                                         34,758          32,346
                                                  --------------  --------------
                                                          45,397          41,155
Treasury stock at cost 877,059 and 861,744
  shares, respectively                                    (7,760)         (7,546)

Unearned compensation                                     (1,440)         (1,440)
Pension liability                                         (1,822)               -
Unearned ESOP shares                                      (1,934)         (2,097)
                                                  --------------  --------------

     Total shareholders' equity                           32,441          30,072
                                                  --------------  --------------

Total liabilities and shareholders' equity               $44,204         $40,884
                                                  ==============  ==============


The accompanying notes are an integral part of the financial statements.

                              THE M/A/R/C GROUP

                      CONSOLIDATED STATEMENTS OF INCOME


         (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                Years Ended December 31,
                                            -------------------------------

                                              1995       1994       1993
                                            ---------  ---------  ---------
    Operating revenues                        $74,387    $68,462    $62,156

    Production and administrative expenses     70,242     64,793     60,915
                                            ---------  ---------  ---------

        Operating income                        4,145      3,669      1,241

    Other income (expense):
        Interest and other income                 976        725        808
        Interest expense                         (121)      (236)      (223)
                                            ---------  ---------  ---------

        Income before taxes                     5,000      4,158      1,826

    Provision for income taxes                  1,725      1,481        648
                                            ---------  ---------  ---------

    Net income                                 $3,275     $2,677     $1,178
                                            =========  =========  =========

    Earnings per share                          $1.16      $0.91      $0.35
                                            =========  =========  =========

    Weighted average shares outstanding     2,823,911  3,052,701  3,392,800
                                            =========  =========  =========




     The accompanying notes are an integral part of the financial statements.

                               THE M/A/R/C GROUP

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993




                                           Common     Capital in             Treasury Stock                               Unearned
                                          Stock, $1   Excess of   Retained  -------------------   Pension     Unearned      ESOP
(dollars in thousands)                    Par Value   Par Value   Earnings    Shares     Cost    Liability  Compensation   Shares
- ----------------------                   ------------ ----------  --------  ---------  --------  ---------  ------------  --------

Balance at January 1, 1993                  $3,884      $6,788    $30,847     888,087  ($8,280)
                                            ------      ------    -------     -------  --------
  Exercise of common stock options
   and warrants                                 86         461                68,403     (547)                     $547
 Issue of restricted stock                                           (437)   (333,600)   3,106                    (2,669)
  Purchase of treasury stock                                                   43,840     (346)
  Loan to ESOP                                                                                                             ($2,446)
  Payment on ESOP loan                                                                                                         186
  Adjustment for minimum pension liability                                                         ($1,018)
  Net income                                                        1,178
                                            ------      ------    -------     ------- --------     -------       -------   -------
Balance at December 31, 1993                 3,970       7,249     31,588     666,730   (6,067)     (1,018)       (2,122)   (2,260)
  Exercise of common stock options
   and warrants                                 83         438                85,152     (682)                      682
  Purchase of treasury stock                                                  618,265   (5,670)
  Retirement of treasury stock                (508)     (2,446)    (1,919)   (508,403)   4,873
  Reduction of pension liability                                                                     1,018
  Release of ESOP shares                                    23                                                                163
  Net income                                                        2,677
                                            ------      ------    -------     ------- --------     -------       -------   -------

Balance at December 31, 1994                 3,545       5,264     32,346     861,744   (7,546)          -        (1,440)   (2,097)
 Exercise of common stock options
  and warrants                                 239       1,485
 Purchase of treasury stock                                                    15,315     (214)
 Adjustment for minimum pension liability                                                           (1,822)
 Dividends paid                                                      (863)
 Release of ESOP shares                                    106                                                                 163
 Net income                                                         3,275
                                            ------      ------    -------    --------   ------     -------       -------   -------

Balance at December 31, 1995                $3,784      $6,855    $34,758     877,059   ($7,760)   ($1,822)      ($1,440)  ($1,934)
                                            ======      ======    =======    =========   ======    =======       =======   =======



    The accompanying notes are an integral part of the financial statements.

                               THE M/A/R/C GROUP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)


                                                                  Year Ended
                                                                 December 31,
                                                           -------------------------
                                                              1995     1994     1993
                                                           -------  -------  -------
Cash flows from operating activities:
 Net income                                                 $3,275   $2,677   $1,178
Adjustments to reconcile net income to
 net cash provided by operating activities:
 Depreciation and amortization                               2,563    2,910    2,951
 Gain on sale of assets                                        (27)     (22)     (91)
 ESOP expense                                                  269      186        -
 (Increase) decrease in income taxes receivable                113       75     (244)
 (Decrease) increase in deferred income taxes                 (939)     581     (304)
 (Increase) decrease in receivables and
  expenditures billable to clients                          (4,123)  (3,458)   3,289
 Increase in prepaids, intangibles, and
  other assets                                                (158)    (296)    (832)
 (Decrease) increase in trade accounts payable                (804)     605       27
 (Decrease) increase in customer advances                     (825)     (41)   1,209
 (Decrease) increase in accrued liabilities                   (205)     556     (343)
 Increase (decrease) in deferred compensation,
  other liabilities, and income taxes payable                3,405   (1,830)   2,090
 (Recognition) reduction of pension liability, net of tax   (1,822)   1,018   (1,018)
                                                           -------  -------  -------
 Net cash provided by operating activities                     722    2,961    7,912
                                                           -------  -------  -------
Cash flows from investing activities:
 Acquisition of property and equipment                      (2,287)  (2,108)  (1,093)
 Proceeds from sale of assets                                   81      141      537
 Purchase of investments                                         -        -   (2,952)
 Purchase of investments - held to maturity                 (2,950)  (2,875)       -
 Maturity of investments - held to maturity                  1,857    2,830        -
 Sale of investments - available for sale                        -      943        -
 Issuance of notes receivable                                  (86)     (37)     (60)
 Collection of notes receivable                                  8      133       12
                                                           -------  -------  -------
 Net cash used in investing activities                      (3,377)    (973)  (3,556)
                                                           -------  -------  -------
Cash flows from financing activities:
 Increase in book overdraft                                    457        -        -
 Issuance of debt                                                -    7,894        -
 Payment of debt                                              (118)  (7,896)     (22)
 Issuance of common stock                                    1,724      521      547
 Purchase of treasury stock                                   (214)  (5,670)    (346)
 Payment of dividends                                         (863)       -        -
 Loan to ESOP                                                    -        -   (2,446)
 Payment from ESOP loan                                          -        -      186
                                                           -------  -------  -------
 Net cash used in financing activities                         986   (5,151)  (2,081)
                                                           -------  -------  -------
Net increase (decrease) in cash and cash equivalents        (1,669)  (3,163)   2,275
Cash and cash equivalents at beginning of period             1,669    4,832    2,557
                                                           -------  -------  -------
Cash and cash equivalents at end of period                      $-   $1,669   $4,832
                                                           =======  =======  =======

Cash payments for interest expense were $121, $137, and $8, and cash payments for income taxes were $1,875, $1,350, and $1,147 for 1995, 1994, and 1993, respectively.



    The accompanying notes are an integral part of the financial statements.

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements include the accounts of M/A/R/C Inc. (the Company) and its wholly owned companies and corporations. All intercompany accounts have been eliminated in consolidation. The Company refers to itself as The M/A/R/C Group.

The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires the use of management's estimates. These estimates are subjective in nature and involve matters of judgment. Actual amounts could differ from these estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Expenditures Billable to Clients

Expenditures billable to clients represent costs related to marketing research and other services. Expenditures relating to presentations to prospective clients are expensed as incurred.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided principally using the straight-line method over estimated useful lives as follows:

     Buildings........................................... 20 to 30 years
     Furniture and equipment.............................  3 to 10 years
     Leasehold improvements..............................  1 to 10 years

When assets are sold, retired, or disposed of, any resulting gain or loss is recognized.

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Maintenance and Repairs

Maintenance and repairs for equipment and facilities are expensed, except that substantial renewals which prolong the life of the asset beyond the date previously contemplated are capitalized. Amounts expensed were $592,138, $559,000, and $582,000, for the years ended December 31, 1995, 1994, and 1993, respectively.

Capitalized Software Costs

Capitalized development and software costs relate to amounts expended during the development of various products. Capitalized costs are amortized over the estimated useful life of the product, typically ranging from three to five years. Upon completion of development, future costs associated with maintenance of the product are expensed as incurred. Total amortization expense for capitalized software costs was $59,000, $201,000, and $239,000, for the years ended December 31, 1995, 1994, and 1993, respectively.

Investments

Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115"). SFAS No. 115 requires debt and equity securities to be classified as trading, available-for-sale, or held-to-maturity. The Company has deemed all of its securities to be held-to-maturity securities, which are securities that management has the positive intent and ability to hold until maturity. These securities include tax-exempt governmental securities.

Held-to-maturity securities are stated at cost, adjusted for accretion of discount or amortization of premium. Discount or premium on investment securities is accredited or amortized to interest income over the terms of the securities using the straight-line method, which approximates the interest method. Realized gains and losses from the sale of securities are reflected in earnings and are determined using the specific identification method.

Adoption of SFAS No. 115 had no effect on earnings.

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangibles

Intangible assets are recorded at cost at the date of acquisition. Amortization is provided using the straight-line method for periods of 7 to 30 years for identifiable assets.

Federal Income Taxes

Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse (see Note 8).

Deferred income taxes arise from temporary differences between financial and tax reporting, principally relating to depreciation, capitalized development costs, the Company's supplemental executive retirement plan, installment sales, and pension costs.

Revenues

Revenues from marketing research and consulting projects are recognized as services are performed. Certain of these projects are fixed price in nature and use the percentage-of-completion method for the recording of revenue. The Company presents reimbursed client printing and mailing list costs on a net basis.

Earnings Per Share

Earnings per common share and common share equivalents are based upon the weighted average number of common shares outstanding during each year plus the common stock equivalents which would arise from the exercise of stock options and warrants, after assuming the proceeds from such exercise would be used to repurchase treasury stock at the average market price during the respective periods.

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other Accounting Issues

In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. The impact of this standard, which the Company will adopt effective January 1, 1996, has been assessed by management and will have an immaterial effect.

In late 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." This statement encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on new fair value accounting rules. Companies that choose not to adopt the new rules will continue to apply existing rules, but will be required to disclose pro forma net income and earnings per share under the new method. The Company will elect to provide the pro forma disclosures in its 1996 financial statements.

                              THE M/A/R/C GROUP

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - NOTES RECEIVABLE

Notes receivable consisted of the following:

                                                          December 31,  December 31,
(dollars in thousands)                                            1995          1994
                                                          ------------  ------------

Note receivable, monthly installments of $1
  through September 1999, bearing interest of 7%                   $40           $48

Notes receivable from two directors bearing
  interest at prime, due on demand                                 232           232

Note receivable from related party bearing interest at
  prime plus 1%, interest only through January 1998,
  thereafter due in equal annual installments through
  January 2005                                                      54             -

Noninterest-bearing note receivable from employee,
  due on demand                                                     40             8
                                                                   ---           ---
                                                                   366           288
Less current portion                                               284           248
                                                                   ---           ---
                                                                   $82           $40
                                                                   ===           ===


The prime rate of interest at December 31, 1995, was 8.5%.

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



  NOTE 3 - PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following:


                                                           December 31,
                                                      ------------------------

  (dollars in thousands)                                 1995         1994
                                                      -----------  -----------
  Land and buildings                                       $2,036       $2,036

  Furniture and equipment                                  15,582       13,421

  Leasehold improvements                                    3,814        3,760
                                                      -----------  -----------
                                                           21,432       19,217
  Less accumulated depreciation                            14,055       12,068
                                                      -----------  -----------

                                                           $7,377       $7,149
                                                      ===========  ===========

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  NOTE 4 - INVESTMENTS

  The amortized cost and estimated market value of investment securities as of December 31, 1995, and 1994, were (in thousands):



                                                 Gross       Gross
                                    Amortized  Unrealized  Unrealized  Approximate
     1995                             Cost       Gains       Losses    Fair Value
- ----------------------------------  ---------  ----------  ----------  -----------
Tax-exempt bonds:
 Maturing within 1 year                $1,848         $51          $7       $1,892
 Maturing after 1 through 5 years       6,848         240          30        7,058
 Maturing after 5 through 10 years        753          15           7          761
 Maturing after 10 years                2,448         281          20        2,709
                                    ---------  ----------  ----------  -----------
                                      $11,897        $587         $64      $12,420

                                               Gross       Gross
                                    Amortized  Unrealized  Unrealized  Approximate
     1994                           Cost       Gains       Losses      Fair Value
- ----------------------------------  ---------  ----------  ----------  -----------
Tax-exempt bonds:
 Maturing within 1 year                $1,668         $25          $2       $1,691
 Maturing after 1 through 5 years       5,772          61        $139        5,694
 Maturing after 5 through 10 years        884           -          26          858
 Maturing after 10 years                2,728          58          60        2,726
                                    ---------  ----------  ----------  -----------
                                      $11,052        $144        $227      $10,969



  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

  Cash and Cash Equivalents

  The carrying amount approximates fair value because of the short maturity of those instruments.

  Investments

  The fair values of most investments are estimated based on quoted market prices for those or similar investments. For investments for which there are no quoted market prices, a reasonable estimate of fair value could not be made without incurring excessive costs. However, such investments are not a significant portion of the Company's portfolio.

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  NOTE 5 - EMPLOYEE BENEFIT PLANS

  The Company has a defined benefit pension plan to provide pension benefits to substantially all employees. The benefits are based on years of service and the employee's compensation. The Company's funding policy is to make annual contributions that meet or exceed minimum funding requirements.

  SFAS No. 87, "Employers' Accounting for Pension Costs" requires that an additional pension liability be recognized when the accumulated pension benefit obligation exceeds the fair value of pension plan assets. At December 31, 1995, this liability was the sum of the unfunded accumulated benefit obligation and the prepaid pension asset. Shareholders' equity was reduced by a corresponding amount, net of tax.

  The following table sets forth the plan's funded status and amounts recognized in the Company's financial statements:


                                                   December 31,  December 31,
  (dollars in thousands)                               1995          1994
                                                   ------------  ------------

  Actuarial present value of benefit obligations:

       Vested benefit obligation                         $4,755        $2,676
                                                   ============  ============
       Accumulated benefit obligation                    $4,989        $2,786
                                                   ============  ============
       Projected benefit obligation                      $5,938        $3,340

  Plan assets at fair value, primarily stocks
   and bonds                                              3,549         3,363
                                                   ------------  ------------
  Excess (deficit) of plan assets over projected
   benefit obligation                                    (2,389)           23

  Unrecognized net loss from experience,
   different from actuarial assumptions                   3,795         1,654

  Prior service cost (credit) not yet recognized
   in net periodic pension cost                             (70)          (75)

  Unrecognized transition asset
   being amortized over 15 years                            (15)          (18)
                                                    ------------  ------------

  Prepaid pension asset                                  $1,321        $1,584
                                                   ============  ============

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - EMPLOYEE BENEFIT PLANS (Continued)

Net pension costs were recorded as follows:


                                                  Year Ended December 31,
                                                  -----------------------

(dollars in thousands)                             1995    1994   1993
                                                   ----    ----   ----
         Benefit cost for service during the year   $255   $287   $238
         Interest cost on projected benefit
          obligations                                378    375    315
         Actual return on plan assets               (611)    23    (53)
         Net amortization and deferral               367   (263)  (271)
                                                   -----  -----  -----
                                                    $389   $422   $229
                                                   =====  =====  =====


The expected long-term rate of return on assets was 12% for the years ended December 31, 1995, 1994, and 1993. The rate of salary progression was 3.9% for the years ended December 31, 1995, and 1994, and 5.3% for the year ended December 31, 1993. The settlement rates used to determine the actuarial present value of projected benefits were 7.25% for the year ended December 31, 1995, 9.0% for the year ended December 31, 1994, and 7.5% for the year ended December 31, 1993. The vested benefit obligation includes the actuarial present value of the vested benefits to which an active employee is entitled, if employment is terminated immediately. Benefits are payable monthly commencing on the latter of age 65, 66, or 67 (in accordance with Social Security retirement age policy) or the participant's date of retirement.

Additionally, all salaried employees are eligible for participation in the employer stock ownership plan (ESOP) and the health and benefit trust. The ESOP allows employer contributions under Section 401(k) of the Internal Revenue Code. Company contributions are determined by the Compensation Committee of the Board of Directors based on the performance of the Company at the close of each calendar year. The Company absorbs the costs incurred for the administration of the ESOP/401(k). The health and benefit trust charges health costs, as incurred, based upon amounts required to pay insurance premiums and fund medical claims and administrative expenses incurred. Included in the Company's results of operations are the following costs for the pension plan, ESOP/401(k), and health and benefit trust:

                                             Year Ended December 31,
                                             -----------------------

(dollars in thousands)                        1995   1994   1993
                                              ----   ----   ----
                Pension Plan                  $389   $422   $229
                ESOP/401(k)                    345    266    218
                Health and Benefit Trust     1,455  1,322  1,359

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - EMPLOYEE BENEFIT PLANS (Continued)

In January 1993, the Company loaned $2.5 million to the ESOP for the acquisition of 305,518 shares of the Company's common stock. The loan is being repaid over a 15-year period. The rate of interest on the loan is 7.04%. As of December 31, 1995, and 1994, shares allocated to plan participants totaled 63,768 and 43,393 shares, respectively. All remaining shares from the January 1993 acquisition are committed to be released ratably over the remaining life of the ESOP loan. The fair market value of the unearned ESOP shares at December 31, 1995, and 1994, was $3,385,000 and $3,080,000, respectively.

Prior to October 1993, the Company had individual supplemental executive retirement plans for 27 executives. In October 1993, the Compensation Committee of the Board of Directors discontinued the plans for all participants except the Chairman of the Board and two Senior Vice Presidents. During 1995, one Senior Vice President was reinstated and another was added to the plan. As of December 31, 1995, the Chairman and one Senior Vice President were vested in the plan. As of December 31, 1995, and 1994, the Company has accrued $2,130,000 and $1,631,000, respectively, for benefits due under the plans. The Company recognizes annual service cost for the plans, plus interest on the accumulated balance. Amounts expensed, including interest, for the years ended December 31, 1995, 1994, and 1993, were $372,000, $141,000, and $433,000, respectively.

The Company follows the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS No. 106), which requires recognition of the cost of providing postretirement benefits, such as medical and life insurance coverage, over the employee service period based upon the estimated amount and timing of future benefit payments. The Company currently provides medical and life insurance benefits for five retired employees. Seven officers and their dependents are also entitled to receive benefits upon retirement. The costs of these benefits charged to expense during the years ended December 31, 1995, 1994, and 1993, were approximately $12,000, $31,000, and $8,000, respectively. The Company's obligation under SFAS No. 106 at
December 31, 1995, and 1994, was not material.

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6 - COMMITMENTS AND CONTINGENT LIABILITIES

The Company leases space for its corporate headquarters facility under a lease agreement expiring in 2000. The lease calls for monthly base rental payments consisting of two components. One component is fixed at $1,700,000 annually. The second component is based on prime or LIBOR. Currently, the second component of the base rental payment is approximately $500,000. The Company bears all insurance, taxes, and operating costs and is a guarantor for $6,500,000 of the lessor's bank debt. In addition, the Company has pledged land carried at $890,000 as collateral. The Company has the option to purchase the facility in 1996.

The Company also leases office space and certain equipment under operating lease agreements expiring through 1996. Minimum annual future rentals under the terms of the above leases are as follows:

     Year ending December 31:


                1996................  $3,707,000
                1997................   3,423,000
                1998................   2,910,000
                1999................   2,237,000
                2000................     992,000
                                     -----------
                                     $13,269,000
                                     ===========

Included in the results of operations is lease expense for facilities and equipment of $4,959,000, $5,063,000, and $4,828,000, for the years ended
December 31, 1995, 1994, and 1993, respectively.

The Company provides a letter of credit from a bank for $106,000, in lieu of paying deposits for facility rentals.

Through December 31, 1995, the Company, through the M/A/R/C Inc. Employee Health and Benefit Trust, provided its employees and their dependents with injury and hospitalization coverage up to $50,000 per person, per plan year, with an insurance company covering claims in excess of this amount up to a maximum aggregate amount of $1,285,000 per plan year. As of January 1, 1996, the Company elected to participate in a fully insured health and benefit plan with a major insurance carrier.

The Company maintains a revolving line of credit in the amount of $3,000,000, which expires in May 1996. At the Company's option, outstanding borrowings bear interest at prime or LIBOR plus 2.0% and are due upon demand. At December 31, 1995, the line of credit was unused.

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7 - CONCENTRATIONS OF CREDIT RISK


The Company provides marketing information services primarily to consumer product companies. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company's ten largest
customers accounted for approximately    45% of sales in 1995 and approximately
51% and 36% of trade accounts receivable and work in process, respectively, at December 31, 1995. One customer, RJR Nabisco Holdings Corporation, accounted for revenues of $11,988,000, $9,158,000, and $13,148,000, for the years ended
December 31, 1995, 1994, and 1993, respectively.

The Company invests its excess cash in deposits with major banks, government securities, tax-exempt securities, and money market type securities. The Company has $6,077,000 of its $11,897,000 investment in tax-exempt bonds in the state of Texas.

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - INCOME TAXES


Income tax expense (benefit) on income before income taxes consists of (dollars in thousands):


                                                  Year Ended December 31,
                                                -------------------------
                                                    1995      1994   1993
                                                --------  --------  -----

      Current provision:
       Federal                                    $1,556    $1,330   $516
       State                                         169       130   (202)
                                                --------  --------  -----
                                                   1,725     1,460    314
      Deferred provision                               -        21    334
                                                --------  --------  -----
      Provision for income taxes charged
       to operations                               1,725     1,481    648
      Stockholders' equity - pension component      (939)      560   (560)
                                                --------  --------  -----
      Comprehensive provision for income taxes      $786    $2,041    $88
                                                ========  ========  =====


Reconciliations of the U.S. corporate income tax rate and the effective tax rate on income before income taxes are summarized below (dollars in thousands):



                                              Year Ended December 31,
                                            --------------------------
                                                1995      1994    1993
                                            --------  --------  ------

          U.S. corporate tax rate                34%       34%     34%
          Income before taxes                 $5,000    $4,158  $1,826
                                              ------    ------  ------
          Tax expense at statutory rates       1,700     1,414     621
          Tax-exempt income                     (227)     (202)   (160)
          Officers' life insurance              (188)       10      34
          Meals and entertainment                 60        48      19
          State income                           (23)      (44)     69

          Differences between financial
            reporting
            and tax bases of fixed assets        (28)        -      61
          Other                                  262       125     206
                                              ------    ------  ------
          Federal tax provision                1,556     1,351     850
          State tax provision (benefit)          169       130    (202)
                                              ------    ------  ------
          Provision for income taxes charged
            to operations                      1,725     1,481     648
         Stockholders' equity - pension
            component                           (939)      560    (560)
                                              ------    ------  ------
         Comprehensive provision for income
            taxes                             $  786    $2,041  $   88
                                              ======    ======  ======




                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - INCOME TAXES (Continued)


The components of the net deferred tax asset (liability) as of December 31, 1995, and 1994, are as follows (dollars in thousands):


                                                         1995                        1994
                                              -------------------------  ----------------------------
                                                 Current    Noncurrent         Current    Noncurrent
                                              ------------------------   -----------------------------
ASSETS
- ------
Excess book over tax depreciation                $    -       $  318         $    -         $   196
Reserve for expenditures billable
  to clients                                         86            -            102               -
Accounts receivable allowance for
  doubtful accounts                                  82            -             86               -
Reserve for director retirement plan                  -          185              -             143
Other reserves and liabilities                        -          182              -             116
Unrecognized net pension obligation                   -          939              -               -
                                                -------       ------         ------         -------

Deferred tax asset                                  168        1,624            188             455

<Caption

LIABILITIES
- ----------------------------------------
Differences between financial reporting
  and tax bases of building acquired                  -          856              -             692
Differences between financial reporting
  and tax reporting of capitalized
  development costs                                   -            -              -              20
Pension costs                                         -          628              -             519
Excess tax over book amortization
  of intangibles                                      -           42              -              98
Other differences between financial
  reporting and tax reporting of asset
  dispositions                                        -          197              -             184
                                                -------       ------         ------         -------
    Deferred tax liability                            -        1,723              -           1,513
                                                -------       ------         ------         -------
Net current/noncurrent deferred tax
  asset (liability)                                $168          (99)          $188          (1,058)
                                                -------       ------         ------         -------

Net deferred tax asset (liability)                               $69                          ($870)
                                                              ======                        =======




                              THE M/A/R/C GROUP

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - STOCK OPTIONS AND WARRANTS

1983 Stock Option Plan

In March 1993, the 1983 Incentive Stock Option Plan approved by shareholders was terminated, leaving no additional options available for grant under the plan. The 1983 Plan provided for issuance of shares upon exercise of the options and Limited Stock Appreciation Rights (Limited
SARs).

Shares under option relating to the above stock option plan for the periods ended December 31 are summarized as follows:


                                            1995      1994      1993
                                       ---------  --------  --------
           Options outstanding at
            beginning of period          382,526   473,203   445,747
           Options granted                     -         -    55,000
            Canceled                      (9,563)  (28,093)   (9,630)
            Exercised                   (101,085)  (62,584)  (17,914)

           Options outstanding at end
            of period                    271,878   382,526   473,203

           Options exercisable at end
            of period                    252,278   282,032   391,916

           Average price of options:
            Granted during period              -         -     $7.56
            Exercised                      $6.75     $6.50      5.95
            Outstanding at end
              of period                     6.31      6.35      6.50

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - STOCK OPTIONS AND WARRANTS (Continued)

Stock Warrants

The Company has issued warrants on 333,600 shares of its common stock to seven senior executives. The warrants were sold for their estimated fair market value of $.83 each. Each warrant represents the right to purchase one share of the Company's common stock at prices ranging from $6.46 to $7.50 per share prior to March 1, 1997. On January 18, 1993, the Board of Directors authorized the issuance of 333,600 shares of restricted common stock of the Company. Such shares were issued in tandem with the 333,600 warrants. The exercise of a warrant results in the corresponding loss of a restricted share.

During 1994, two executives sold warrants for 85,152 shares of common stock to parties outside of the Company and forfeited an equal number of the restricted shares. Of the warrants sold, 20,000 were exercised during 1994 and 44,937 in 1995. At December 31, 1995, 20,215 of these warrants remained outstanding. In 1993, warrants for 68,403 shares of common stock were exercised. Concurrent with the exercise of the warrants, an equal number of the restricted shares were returned to the Company and retired. At December 31, 1995, there were warrants outstanding on 172,045 shares and a corresponding number of restricted shares remaining. The restriction on the common stock will lapse when the Company has pretax earnings of $13,500,000 in any fiscal year. As the Company did not achieve the target, there was no impact to the income statement for 1995. If the target is not met by March 1, 1997, the restricted stock will be returned to the Company.

The Company has an additional 50,000 warrants on its common stock issued at an exercise price of $10.75.

Executive Stock Plan

On April 19, 1991, the Board of Directors adopted a Nonstatutory
Executive Stock Plan, reserving 240,000 shares of the Company's common stock for issuance. The term of each option shall not exceed ten years. The Committee may set the price and exercise terms of options granted under the Plan at its discretion. In September 1994, the Board of Directors amended the plan changing the aggregate number of shares available for grant to 540,000 shares of common stock. During 1994, options on 249,550 shares were granted at an average price of $9.39 per share; no options were canceled or exercised during 1994. During 1995, 51,600 shares were canceled, 7,600 were exercised, and no additional options were granted. At December 31, 1995, and 1994, there were outstanding options of 310,350 for an average price of $9.59 per share and 369,555 for an average price of $9.52 per share, respectively.

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - RELATED PARTY TRANSACTIONS, GUARANTEES, AND COMMITMENTS

At December 31, 1995, and 1994, the Company had outstanding loans of approximately $336,000 and $240,000, respectively, to employees, directors, and officers of the Company. The loans are for various periods up to one year at the prime interest rate.

At December 31, 1995, and 1994, the Company had outstanding advances of $0 and $200,000, respectively, to the Chairman of the Board of the Company. The Company also guarantees a $200,000 bank loan on behalf of the Chairman of the Board.

The Company has entered into a noncompetition agreement with the Vice Chairman of the Board of Directors, under which the Vice Chairman will provide certain consulting services to the Company. The agreement expires December 31, 1997, and provides for the Company to pay fees of $60,000 during each calendar year. The Company also provides him certain benefits including an automobile, health insurance coverage, life insurance coverage, and operating expenses.

The Company sponsors a director retirement plan for all directors who are not employees of the Company. Benefits are payable to any director who completes five years or more of service when the director retires from the Board of Directors and continue for a period of time equal to the term of service on the Board. The directors' benefit under the plan is equal to the average of the annual retainer and committee fees paid during the three years served with the highest compensation. The Company is recognizing expense in connection with this plan which includes the amortization of accumulated prior service costs of $520,000 which is being recognized over ten years through 2001. The amounts expensed in 1995, 1994, and 1993, were approximately $122,000, $155,000, and $202,000, respectively.

In January 1993, the Company entered into a consulting agreement with a director, under which the director would provide certain consulting services to the Company. The agreement provided for the Company to pay fees of $150,000 during 1993. The Company also paid certain operating expenses which totaled $76,000 during 1993. The agreement was amended January 1, 1994, to reflect payments of $50,000 annually, plus furniture and equipment costs. The agreement was again modified in mid-1994. In lieu of the $50,000 annual payment, the Company paid the director based on the work performed. During 1994, the Company recorded total expenses of approximately $120,000 related to this agreement. The Company canceled the agreement in early 1995; amounts paid during the year were immaterial.

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11 - EARNINGS PER SHARE

Earnings per share are based upon the weighted average number of common shares outstanding during each year. Weighted average shares include the net number of additional shares which would arise from the exercise of stock options and warrants, after assuming that the Company would use the proceeds from such exercise to repurchase shares of stock for the treasury at the average price during the respective periods (the treasury stock method).

In calculating earnings per share for the year ended December 31, 1994, the number of shares assumed to be issued from the exercise of outstanding options and warrants exceeded 20% of the Company's outstanding shares. Furthermore, the proceeds from the assumed exercise of the options and warrants would have been sufficient for the Company to repurchase more than 20% of its outstanding shares. Accordingly, the Company's application of the treasury stock method was modified from the above description such that the Company was assumed to have repurchased only 20% of its outstanding shares. The excess of the assumed proceeds over the cost of repurchasing shares at the average market price was assumed to have been invested in U.S. Government securities. The assumed increase in net income from the investments of proceeds, which was reflected in the calculation of earnings per share, was approximately $115,000.

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12 - SUBSEQUENT EVENT


The Company currently leases its corporate headquarters facility under an operating lease. Subsequent to December 31, 1995, the Company entered into an agreement to purchase the building for approximately $20,500,000. The purchase will be financed through new debt.

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - INTERIM FINANCIAL INFORMATION
          (Unaudited)


The following represents unaudited interim financial information of the quarterly periods for the years ended December 31, 1995, and 1994 (dollars in thousands, except per share and share amounts).

                                        Year Ended December 31, 1995
                                ------------------------------------------
                                First      Second     Third         Fourth
                                Quarter    Quarter    Quarter      Quarter
                                ---------  ---------  ---------  ---------

     Revenues                     $16,510    $18,020    $18,730    $21,127

     Costs and expenses            15,782     17,023     17,673     19,764
                                ---------  ---------  ---------  ---------

     Operating income                 728        997      1,057      1,363

     Interest and other income        196        255        291        113
                                ---------  ---------  ---------  ---------

     Income before taxes              924      1,252      1,348      1,476

     Income taxes                     342        463        499        421
                                ---------  ---------  ---------  ---------

     Net income                      $582       $789       $849     $1,055
                                =========  =========  =========  =========

     Earnings per share              $.21       $.28       $.30       $.37
                                =========  =========  =========  =========

     Weighted average shares
        outstanding             2,786,639  2,841,000  2,882,000  2,891,200
                                =========  =========  =========  =========

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - INTERIM FINANCIAL INFORMATION  (Continued)
          (Unaudited)

                                       Year Ended December 31, 1994
                                ------------------------------------------
                                First      Second     Third         Fourth
                                Quarter    Quarter    Quarter      Quarter
                                ---------  ---------  ---------  ---------

     Revenue                      $14,203    $18,262    $17,025    $18,972

     Costs and expenses            13,748     17,333     16,026     17,686
                                ---------  ---------  ---------  ---------

     Operating income                 455        929        999      1,286

     Interest and other income        212        102        131         44
                                ---------  ---------  ---------  ---------

     Income before taxes              667      1,031      1,130      1,330

     Income taxes                     247        381        418        435
                                ---------  ---------  ---------  ---------

     Net income                      $420       $650       $712       $895
                                =========  =========  =========  =========

     Earnings per share              $.14       $.22       $.27       $.28
                                =========  =========  =========  =========

     Weighted average shares
      outstanding               3,064,715  2,842,220  2,848,200  2,801,583
                                =========  =========  =========  =========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The M/A/R/C Group is a marketing information services company, providing service to over 200 clients nationwide. The majority of our clients are Fortune 500 companies. The M/A/R/C Group offers a wide range of marketing information services through our two operating companies: M/A/R/C Research and Targetbase Marketing.

COMPARISON OF YEAR ENDED DECEMBER 31, 1995, WITH YEAR ENDED DECEMBER 31, 1994

Revenues increased to $74,387,000 for the year ended December 31, 1995, compared with $68,462,000 for the prior year--an increase of $5,925,000 or 8.6%. Revenues from our largest client increased this year from a level of $9,158,000 to $11,988,000. Revenues in our Targetbase Marketing business grew 20.1%. Targetbase added several major new accounts during the year. Revenues in our M/A/R/C Research business grew a modest 2.5%. There were significant spending reductions by some of our Research clients; however, those spending reductions had more to do with the clients' business conditions than with the loss of business to competitors. More importantly, our M/A/R/C Research business was able to increase the aggregate spending among our other major clients and add enough new accounts to show a slight increase in revenues when measured against last year.

For the twelve months, operating income was $4,145,000 or 5.6% of revenues, compared with $3,669,000 or 5.4% of revenues last year. Our M/A/R/C Research business increased staffing levels during early 1995 in anticipation of increased revenues. During the latter months of 1995, those staffing levels were beginning to be reduced, largely through attrition. The increase in staff cost without a corresponding increase in revenues impacted our operating income performance this year. The increase we did experience was attributable to increased revenues.

Net interest and other income increased to $855,000, partially because of reduced interest expense. Other income included proceeds from life insurance policies totaling $211,000.

Net income for the twelve months increased to $3,275,000 or $1.16 a share, compared with $2,677,000 or $.91 a share for the prior period. The Company's effective tax rate in calendar 1995 was 34.5% compared with 35.6% in calendar 1994.

Weighted average shares for 1995 were 2,823,911, down from 3,052,701 in 1994. This reduction reflected the effect of share repurchases in calendar 1994.

COMPARISON OF YEAR ENDED DECEMBER 31, 1994, WITH YEAR ENDED DECEMBER 31, 1993

Revenues increased to $68,462,000 for the year ended December 31, 1994, compared with $62,156,000 for the prior year--an increase of $6,306,000 or 10%. Though revenues from our largest client declined from a level of $13,148,000 or 21.1% of revenues last year to $9,158,000 or 13.4% this year, volume increases from the rest of the business, $10,296,000 or 21%, more than offset the decline. The majority of the revenue growth this year came in our M/A/R/C Research business.

For the twelve months, operating income was $3,669,000 compared with $1,241,000 last year. Cost reductions effected during the latter part of 1993 contributed substantially to the improvement; the remainder can be attributed to improved revenues.

Net interest and other income decreased $96,000 to $489,000 for the comparable periods. The decrease in part is reflective of interest expense paid on $4,180,000 borrowed in June of 1994 to repurchase 440,000 shares of the Company's common stock. The borrowed funds were repaid by December 31, 1994.

The provision for income taxes increased $833,000 from the 1993 level of $648,000. The increased provision principally reflects the Company's improved operating results. Income before taxes of $4,158,000 was $2,332,000 higher than in 1993.

Net income for the twelve months increased to $2,677,000 or $.91 a share, compared with $1,178,000 or $.35 a share for the prior year.

Weighted average shares for 1994 include incremental shares for the assumed exercise of stock options and warrants limited to 20% of the outstanding shares at December 31, 1994. For earnings per share calculations for 1994, the balance of the funds from the exercise of options and warrants is assumed to be invested in securities resulting in a $115,000 after-tax return.

CASH RESOURCES AND LIQUIDITY

As of December 31, 1995, working capital was $15,062,000 compared with $10,829,000 at December 31, 1994. The primary reason for the change in working capital was the increase in accounts receivable of $4,161,000. Our fourth quarter billings with several major clients contributed to this elevated receivables level. Collections on our accounts receivable in January of 1996 were $10,681,000.

During the year, the Company made capital expenditures of $2,287,000 and added $1,093,000 to its investment portfolio of municipal bonds.

The Company's December 31, 1995, working capital position and the existing unused lines of bank credit totaling $3,000,000 are adequate to support the Company's cash requirements for operating and capital expenditures for the foreseeable future.