Form 10-K, Exhibit 13
period 1996-12-31
MARC GROUP
filed 1997-03-31
CIK 356287

                                                                  EXHIBIT 13.1


                               THE M/A/R/C GROUP

                          CONSOLIDATED BALANCE SHEETS

                                              December 31,  December 31,
ASSETS (dollars in thousands)                     1996         1995
                                                -------      -------
Current assets:
       Cash and cash equivalents                $ 6,075           --

       Investments                                3,252      $ 1,848

       Trade accounts receivable, less
         allowance for doubtful accounts
         of $241 and $241, respectively          11,308       13,292

       Expenditures billable to clients           5,401        3,204

       Notes receivable                             232          284

       Prepaid expenses                           1,349        1,691

       Federal income tax receivable                 --           56

       Deferred income taxes                        261          168

       Other current assets                         707          650
                                                -------      -------

Total current assets                             28,585       21,193

Notes receivable, less current portion               74           82

Property and equipment, net                      28,093        7,377

Investments - noncurrent                          7,640       10,049

Cash surrender value of life insurance            3,542        3,211

Intangibles, less accumulated amortization
  of $2,865 and $2,788, respectively                603          680

Other assets                                      2,796        1,612
                                                -------      -------

Total assets                                    $71,333      $44,204
                                                =======      =======




               The accompanying notes are an integral part of the
                             financial statements.

                               THE M/A/R/C GROUP

                          CONSOLIDATED BALANCE SHEETS

LIABILITIES (dollars in thousands,                   December 31,   December 31,
except share and per share amounts)                     1996           1995
                                                      --------       --------
Current liabilities:

       Book overdraft                                       --       $    457

       Trade accounts payable                         $  2,060          2,072

       Current portion of long-term debt                 1,634             --

       Advance payments from clients                     3,537          2,145

       Income tax payable                                  581             --

       Accrued liabilities                               2,093          1,457
                                                      --------       --------

       Total current liabilities                         9,905          6,131

Long-term debt                                          17,961              5

Deferred income taxes                                    1,186             99
Deferred compensation and other                          2,719          2,672
Other liabilities                                           --          2,856
                                                      --------       --------

       Total liabilities                                31,771         11,763
                                                      --------       --------

Commitments and contingencies (Note 7)

SHAREHOLDERS' EQUITY

Common stock, $1.00 par value, 15,000,000 shares
  authorized, 6,288,326 shares and 5,675,312
  shares issued, respectively                            6,288          5,676

Capital in excess of par value                           8,152          4,963

Retained earnings                                       38,275         34,758
                                                      --------       --------
                                                        52,715         45,397
Treasury stock at cost 1,350,333 and 1,315,588
     shares, respectively                               (8,174)        (7,760)

Unearned compensation                                   (3,208)        (1,440)
Pension liability                                           --         (1,822)
Unearned ESOP shares                                    (1,771)        (1,934)
                                                      --------       --------

       Total shareholders' equity                       39,562         32,441
                                                      --------       --------

Total liabilities and shareholders' equity            $ 71,333       $ 44,204
                                                      ========       ========

The accompanying notes are an integral part of the financial statements.

                               THE M/A/R/C GROUP

                       CONSOLIDATED STATEMENTS OF INCOME


           (dollars in thousands, except share and per share amounts)

                                                         Years Ended December 31,
                                              -----------------------------------------------
                                                 1996               1995              1994
                                              -----------       -----------       -----------
Operating revenues                            $    85,459       $    74,387       $    68,462

Production and administrative expenses             77,487            70,242            64,793
                                              -----------       -----------       -----------

     Operating income                               7,972             4,145             3,669

Other income (expense):
     Interest and other income                        880               976               725
     Interest and other expense                    (1,476)             (121)             (236)
                                              -----------       -----------       -----------

     Income before taxes                            7,376             5,000             4,158

Provision for income taxes                          2,686             1,725             1,481
                                              -----------       -----------       -----------

Net income                                    $     4,690       $     3,275       $     2,677
                                              ===========       ===========       ===========

     Earnings per share                       $      1.01       $       .77       $       .61
                                              ===========       ===========       ===========

     Weighted average shares outstanding        4,662,460         4,235,867         4,579,052
                                              ===========       ===========       ===========




                 The accompanying notes are an integral part of
                           the financial statements.

                               THE M/A/R/C GROUP

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

                                                                                  Treasury Stock
                                              Common   Capital in               -------------------                       Unearned
                                             Stock, $1  Excess of  Retained                           Pension    Compen-     ESOP
(dollars in thousands)                       Par Value  Par Value  Earnings      Shares      Cost    Liability   sation    Shares
                                             ---------  ---------  ---------    ---------   -------  ---------   -------   -------
Balance at January 1, 1994                   $   5,955   $ 5,264   $  31,588    1,000,095   ($6,067)  ($1,018)  ($2,122)  ($2,260)
                                             ---------   -------   ---------   ----------   -------   -------   -------   -------
   Exercise of common stock options
     and warrants                                  125       397                  127,728      (682)               682
   Purchase of treasury stock                                                     927,398    (5,670)
   Retirement of treasury stock                   (762)   (2,192)     (1,919)    (762,605)    4,873
   Release of ESOP shares                                     23                                                              163
   Adjustment for minimum pension liability                                                             1,018
   Net income                                                          2,677
                                             ---------   -------   ---------    ---------   -------   -------   -------   -------
Balance at December 31, 1994                 $   5,318   $ 3,492   $  32,346    1,292,616   ($7,546)       --   ($1,440)  ($2,097)
                                             ---------   -------   ---------    ---------   -------   -------   -------   -------
  Exercise of common stock options
    and warrants                                   358     1,365
  Purchase of treasury stock                                                       22,972      (214)
  Adjustment for minimum pension liability                                                             (1,822)
  Dividends paid ($.20 per share)                                       (863)
  Release of ESOP shares                                     106                                                              163
  Net income                                                           3,275
                                             ---------   -------   ---------    ---------   -------   -------   -------   -------
Balance at December 31, 1995                 $   5,676   $ 4,963   $  34,758    1,315,588   ($7,760)  ($1,822)  ($1,440)  ($1,934)
                                             ---------   -------   ---------    ---------   -------   -------   -------   -------
  Exercise of common stock options
    and warrants                                   612     2,019
  Purchase of treasury stock                                                      130,098    (1,432)
  Retirement of treasury stock                     (96)     (922)                 (95,353)    1,018
  Issued restricted stock                          315     2,835                                                 (3,150)
  Retirement of restricted stock                  (219)     (954)                                                 1,172
  Amortization of compensation expense                                                                              210
  Adjustment for minimum pension liability                                                              1,822
  Release of ESOP shares                                     211                                                              163
  Dividends paid ($.27 per share)                                     (1,173)
  Net income                                                           4,690
                                             ---------   -------   ---------    ---------   -------   -------   -------   -------
Balance at December 31, 1996                 $   6,288   $ 8,152   $  38,275    1,350,333   ($8,174)       --   ($3,208)  ($1,771)
                                             =========   =======   =========   ==========   =======   =======   =======   =======

    The accompanying notes are an integral part of the financial statements.

                               THE M/A/R/C GROUP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                   Year Ended
                                                                                   December 31,
                                                                          ----------------------------
                                                                            1996       1995      1994
                                                                          --------   -------   -------
Cash flows from operating activities:
  Net income                                                              $  4,690   $ 3,275   $ 2,677
Adjustments to reconcile net income to
  net cash provided by operating activities:
  Depreciation and amortization                                              2,863     2,563     2,910
  Gain on sale of assets                                                       (12)      (27)      (22)
  ESOP expense                                                                 374       269       186
  Decrease in income taxes receivable                                           56       113        75
  (Decrease) increase in deferred income taxes                                 994      (939)      581
  Increase in income taxes payable                                             581        --        --
  (Increase) decrease in receivables and
    expenditures billable to clients                                          (213)   (4,123)   (3,458)
  Increase in prepaids, intangibles, and
    other assets                                                            (1,153)     (158)     (296)
  (Decrease) increase in trade accounts payable                                (12)     (804)      605
  (Decrease) increase in customer advances                                   1,392      (825)      (41)
  (Decrease) increase in accrued liabilities                                   636      (205)      556
  Increase (decrease) in deferred compensation,
    other liabilities, and income taxes payable                             (4,577)    3,405    (1,830)
  (Recognition) reduction of pension liability, net of tax                   1,822    (1,822)    1,018
                                                                          --------   -------   -------
  Net cash provided by operating activities                                  7,441       722     2,961
                                                                          --------   -------   -------
Cash flows from investing activities:
  Acquisition of property and equipment                                    (23,411)   (2,287)   (2,108)
  Proceeds from sale of assets                                                   6        81       141
  Purchase of investments - held to maturity                                  (600)   (2,950)   (2,875)
  Maturity of investments - held to maturity                                 1,445     1,857     2,830
  Sale of investments - available for sale                                      --        --       943
  Issuance of notes receivable                                                  --       (86)      (37)
  Collection of notes receivable                                                60         8       133
                                                                          --------   -------   -------
  Net cash used in investing activities                                    (22,500)   (3,377)     (973)
                                                                          --------   -------   -------

Cash flows from financing activities:
  (Decrease) increase in book overdraft                                       (457)      457        --
  Issuance of debt                                                          20,920        --     7,894
  Payment of debt                                                           (1,332)     (118)   (7,896)
  Issuance of common stock                                                   3,590     1,724       521
  Purchase of treasury stock                                                  (414)     (214)   (5,670)
  Payment of dividends                                                      (1,173)     (863)       --
                                                                          --------   -------   -------
Net cash provided by (used in) financing activities                         21,134       986    (5,151)
                                                                          --------   -------   -------
Net increase (decrease) in cash and cash equivalents                         6,075    (1,669)   (3,163)
Cash and cash equivalents at beginning of period                                --     1,669     4,832
                                                                          --------   -------   -------
Cash and cash equivalents at end of period                                $  6,075             $ 1,669
                                                                          ========             =======


Cash payments for interest expense were $1,080, $121, and $137, and cash payments for income taxes were $1,055, $1,875, and $1,350 for 1996, 1995, and 1994, respectively.

               The accompanying notes are an integral part of the
                             financial statements.

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The M/A/R/C Group is a marketing information services company providing service to over 200 clients nationwide. The majority of our clients are Fortune 500 companies. The M/A/R/C Group offers a wide range of marketing information services through our two operating companies: M/A/R/C Research and Targetbase Marketing.

The financial statements include the accounts of M/A/R/C Inc. (the Company) and its wholly owned companies and corporations. All intercompany accounts have been eliminated in consolidation. The Company refers to itself as The M/A/R/C Group.

On January 24, 1997, the Board of Directors of the Company authorized a three-for-two stock split to be effected in the form of a 50% stock dividend. All share, per share, option and warrant amounts, and related prices have been restated for all periods presented to reflect the split paid on February 28, 1997, to shareholders of record on February 7, 1997.

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

Revenues

Revenues from marketing research, database marketing, and consulting projects are recognized as services are performed. Certain of these projects are fixed price in nature and use the percentage-of-completion method for the recording of revenue. The Company presents reimbursed client printing and mailing list costs on a net basis.

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

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided principally using the straight-line method over estimated useful lives as follows:

    Buildings                                 20 to 40 years
    Furniture and equipment                    3 to 10 years
    Leasehold improvements                     1 to 10 years

When assets are sold, retired, or disposed of, any resulting gain or loss is recognized.

The Company periodically reviews its property and equipment to determine if its carrying cost will be recovered from future operating cash flows. In cases when the Company does not expect to recover its carrying cost, the Company recognizes an impairment loss. No such losses have been recognized to date.

Maintenance and Repairs

Maintenance and repairs for equipment and facilities are expensed, except that substantial renewals which prolong the life of the asset beyond the date previously contemplated are capitalized. Amounts expensed were $641,000, $641,000, and $559,000, for the years ended December 31, 1996, 1995, and 1994, respectively.

Capitalized Software Costs

Capitalized development and software costs relate to amounts expended during the development of various products. Capitalized costs are amortized over the estimated useful life of the product, typically ranging from three to five years. Upon completion of development, future costs associated with maintenance of the product are expensed as incurred. Total amortization expense was $0, $59,000, and $201,000, for the years ended December 31, 1996, 1995, and 1994, respectively.

Investments

The Company has deemed all of its securities to be held-to-maturity securities, which are securities that management has the positive intent and ability to hold until maturity. These securities include tax-exempt governmental securities. Held-to-maturity securities are stated at cost, adjusted for accretion of discount or amortization of premium. Discounts or premiums are accreted or amortized to interest income over the terms of the securities using the straight-line method, which approximates the interest method. The fair values of investments are based on quoted market prices for those or similar investments.

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangibles

Intangible assets are recorded at cost at the date of acquisition. Amortization is provided using the straight-line method for periods of 7 to 30 years for identifiable assets.

Federal Income Taxes

Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Deferred income taxes arise from temporary differences between financial and tax reporting, principally relating to depreciation, capitalized development costs, the supplemental executive retirement plan, installment sales, and pension costs.

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

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - NOTES RECEIVABLE

Notes receivable consisted of the following:

                                                                                  December 31,      December 31,
(dollars in thousands)                                                                 1996               1995
                                                                                       ----               ----
Note receivable, monthly installments of $1
  through September 1999, bearing interest of 7%                                       $ 30               $ 40

Notes receivable from two directors bearing
  interest at prime, due on demand                                                      222                232

Note receivable bearing interest at prime plus 1%, interest only through
  January 1998, thereafter due in equal annual installments through
  January 2005                                                                           54                 54

Noninterest-bearing note receivable from employee,
  due on demand                                                                          --                 40
                                                                                       ----               ----
                                                                                        306                366

Less current portion                                                                    232                284
                                                                                       ----               ----
                                                                                       $ 74               $ 82
                                                                                       ====               ====

The prime rate of interest at December 31, 1996, was 8.25%.

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 -     PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:


                                                           December 31,          December 31,
(dollars in thousands)                                         1996                 1995
                                                             -------               -------
Land and buildings                                           $22,653               $ 2,036

Furniture and equipment                                       16,414                15,582

Leasehold improvements                                         3,900                 3,814
                                                             -------               -------
                                                              42,967                21,432
Less accumulated depreciation and amortization                14,874                14,055
                                                             -------               -------

                                                             $28,093               $ 7,377
                                                             =======               =======

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - INVESTMENTS

The amortized cost and estimated market value of investment securities as of December 31, 1996, and 1995, were (dollars in thousands):

                                                              Gross        Gross
                                              Amortized    Unrealized   Unrealized
               1996                              Cost         Gains        Losses      Fair Value
               ----                              ----         -----        ------      ----------
     Tax-exempt bonds:
       Maturing within 1 year                   $ 3,252        $ 46        $     7        $ 3,291
       Maturing after 1 through 5 years           4,823         225              2          5,046
       Maturing after 5 through 10 years            407          12              4            415
       Maturing after 10 years                    2,410         214             26          2,598
                                                -------        ----        -------        -------
                                                $10,892        $497        $    39        $11,350
                                                =======        ====        =======        =======

                                                        Gross         Gross
                                         Amortized    Unrealized    Unrealized
               1996                        Cost         Gains         Losses      Fair Value
               ----                        ----         -----         ------      ----------
Tax-exempt bonds:
  Maturing within 1 year                   $ 1,848        $ 51        $     7        $ 1,892
  Maturing after 1 through 5 years           6,848         240             30          7,058
  Maturing after 5 through 10 years            753          15              7            761
  Maturing after 10 years                    2,448         281             20          2,709
                                           -------        ----        -------        -------
                                           $11,897        $587        $    64        $12,420
                                           =======        ====        =======        =======

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - LONG-TERM DEBT

In March 1996, the Company exercised its option to acquire the corporate headquarters for $20,617,000. The Company financed $11,212,000 of the purchase price with a conventional mortgage. The mortgage loan, which bears interest at a fixed rate of 8.93%, is scheduled for ten years of payments on an amortization of 25 years. Annual payments are $1,122,000, with a final payment of $9,307,000 due March 2006. The principal balance of the mortgage loan at December 31, 1996, was $11,125,000. The remainder of the purchase price of the corporate headquarters facility was financed on a five-year term loan. Principal payments are scheduled quarterly at $150,000 with a minimum annual reduction of $1,500,000 required with the final payment of $2,233,000 due March 2001. Interest on the bank debt is based on either the bank's prime rate or LIBOR plus 1.25% at the option of the Company. The principal balance of the bank loan at December 31, 1996, was $8,463,000. The five-year term loan with the bank requires the Company to maintain minimum levels of working capital and tangible net worth, restricts the use of certain assets, and limits additional indebtedness.

Maturities of long-term debt for years ending December 31, are as follows:

              1997                             $ 1,634,000
              1998                               1,655,000
              1999                               1,660,000
              2000                               1,675,000
              2001 and thereafter               12,971,000
                                               -----------
                                               $19,593,000
                                               ===========

Based on the borrowing rates currently available to the Company for     similar
types of borrowing arrangements, the fair value of the mortgage loan would be $11,402,000. The bank debt associated with the purchase of the Company's corporate headquarters is at an adjustable rate; therefore the carrying value approximates fair value.

The Company maintains a revolving line of credit with a bank in the amount of $3,000,000 which expires in April 1997. At the Company's option, outstanding borrowings bear interest at prime rate or LIBOR plus 1.125% and are due upon demand. At December 31, 1996, the line of credit was unused.

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6 -     EMPLOYEE BENEFIT PLANS

The Company has a defined benefit pension plan to provide pension benefits to substantially all employees. The benefits are based on years of service and the employee's compensation. The Company's funding policy is to make annual contributions that meet or exceed minimum funding requirements.

Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pension Costs," requires that an additional pension liability be recognized when the accumulated pension benefit obligation exceeds the fair value of pension plan assets. At December 31, 1995, this liability was the sum of the unfunded accumulated benefit obligation and the prepaid pension asset. Shareholders' equity was reduced by a corresponding amount, net of tax. No additional liability was required at December 31, 1996.

The following table sets forth the plan's funded status and amounts recognized in the Company's financial statements:

                                                     December 31,   December 31,
(dollars in thousands)                                  1996            1995
                                                       -------         -------
Actuarial present value of benefit obligations:

      Vested benefit obligation                        $ 4,465         $ 4,755
                                                       =======         =======
      Accumulated benefit obligation                   $ 4,708         $ 4,989
                                                       =======         =======
      Projected benefit obligation                     $ 5,860         $ 5,938

Plan assets at fair value, primarily stocks
  and bonds                                              5,211           3,549
                                                       -------         -------
Excess (deficit) of plan assets over projected
  benefit obligation                                      (649)         (2,389)

Unrecognized net loss from experience,
  different from actuarial assumptions                   2,972           3,795

Prior service cost (credit) not yet recognized
  in net periodic pension cost                             (65)            (70)

Unrecognized transition asset
  being amortized over 15 years                            (13)            (15)
                                                       -------         -------

Prepaid pension asset, excluding additional
  liability                                              2,245           1,321

    Additional pension liability                            --          (2,760)
                                                       -------         -------

Net pension asset (liability)                          $ 2,245         ($1,439)
                                                       =======         =======


                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6 - EMPLOYEE BENEFIT PLANS (Continued)

Pension costs are as follows:

                                                      Year Ended December 31,
                                                ---------------------------------
(dollars in thousands)                           1996          1995          1994
                                                -----         -----         -----
Benefit cost for service during the year        $ 453         $ 255         $ 287
Interest cost on projected benefit
  obligations                                     488           378           375
Actual return on plan assets                     (667)         (611)           23
Net amortization and deferral                     510           367          (263)
                                                -----         -----         -----
                                                $ 784         $ 389         $ 422
                                                =====         =====         =====


The expected long-term rate of return on assets was 12% for the years ended December 31, 1996, 1995, and 1994. The rate of salary progression was 3.9% for the years ended December 31, 1996, 1995, and 1994. The settlement rates used to determine the actuarial present value of projected benefits were 7.75% for the year ended December 31, 1996, 7.25% for the year ended December 31, 1995, and 9.0% for the year ended December 31, 1994. The vested benefit obligation includes the actuarial present value of the vested benefits to which an active employee is entitled, if employment is terminated immediately. Benefits are payable monthly commencing on the latter of age 65, 66, or 67 (in accordance with Social Security retirement age policy), or the participant's date of retirement.

Additionally, all salaried employees are eligible for participation in the employer stock ownership plan (ESOP), the fully insured health and benefit contract in 1996, and the health and benefit trust in 1995 and 1994. The ESOP/401(k) allows employer contributions under Section 401(k) of the Internal Revenue Code. Company contributions are determined by the Compensation Committee of the Board of Directors based on the performance of the Company. The Company absorbs the costs incurred for the administration of the ESOP/401(k). The health and benefit trust charged health costs, as incurred, based upon amounts required to pay insurance premiums and fund medical claims and administrative expenses incurred. On January 1, 1996, the Company entered into a fully insured health and benefit contract with a major insurance carrier. Included in the Company's results of operations are the following costs for the pension plan, ESOP/401(k), the fully insured health and benefit contract in 1996, and health and benefit trust in 1995 and 1994.

                                     Year Ended December 31,
                               ---------------------------------
(dollars in thousands)         1996          1995          1994
                              ------        ------        ------
Pension plan                  $  784        $  389        $  422
ESOP/401(k)                      552           345           266
Health and benefit             1,468         1,455         1,322

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6 - EMPLOYEE BENEFIT PLANS (Continued)

In January 1993, the Company loaned $2,500,000 to the ESOP for the acquisition of 458,277 shares of the Company's common stock. The loan is being repaid over a 15-year period. The rate of interest on the loan is 7.04%. As of December 31, 1996, and 1995, shares allocated to plan participants totaled 122,208 and 91,656 shares, respectively. All remaining shares from the January 1993 acquisition are committed to be released ratably over the remaining life of the ESOP loan. Dividends on allocated shares are paid to participant accounts. Through 1996, dividends on the unallocated shares were reinvested in the Company's common stock and allocated to participants. Beginning in 1997, dividends on unallocated shares will be used to repay the loan. The fair market value of the unearned ESOP shares at December 31, 1996, and 1995, was $4,257,000 and $3,385,000, respectively.

Prior to October 1993, the Company had individual supplemental executive retirement plans for 27 executives. In October 1993, the Compensation Committee of the Board of Directors discontinued the plans for all participants except the Chairman of the Board and two Senior Vice Presidents. During 1995, one Senior Vice President was reinstated and another was added to the plan. As of December 31, 1996, of the five participants, the Chairman and two former Senior Vice Presidents, or their beneficiaries, are vested in the plan and drawing benefits. As of December 31, 1996, and 1995, the Company has accrued $2,047,000 and $2,130,000, respectively, for benefits due under the plans. The Company recognizes annual service cost for the plans, plus interest on the accumulated balance. Amounts expensed, including interest, for the years ended December 31, 1996, 1995, and 1994, were $229,000, $372,000, and $141,000, respectively.

The Company follows the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which requires recognition of the cost of providing postretirement benefits, such as medical and life insurance coverage, over the employee service period based upon the estimated amount and timing of future benefit payments. The Company currently provides medical and life insurance benefits for five retired employees. Executive officers and their dependents are also entitled to receive benefits upon retirement. The costs of these benefits charged to expense during the years ended December 31, 1996, 1995, and 1994, were approximately $16,000, $12,000, and $31,000, respectively. The Company's obligation under SFAS No. 106 at December 31, 1996, and 1995, was not material.

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7 - COMMITMENTS AND CONTINGENCIES

Through March 1996, the Company leased space for its corporate headquarters facility under an operating lease. Company exercised an option to purchase the facility in March 1996. The Company also leases office space and certain equipment under operating lease agreements. Minimum annual future rentals under the terms of the above leases are as follows:


               Year ending December 31:

                           1997                              $2,372,000
                           1998                               1,321,000
                           1999                                 589,000
                           2000                                 387,000
                           2001                                 308,000
                                                             ----------
                                                             $4,977,000
                                                             ==========


Lease expense for facilities and equipment was $2,559,000, $4,959,000, and $5,063,000, for the years ended December 31, 1996, 1995, and 1994, respectively.

The Company provides a letter of credit from a bank for $106,000, in lieu of paying deposits for facility rentals.

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - CONCENTRATIONS OF CREDIT RISK


The Company provides marketing information services primarily to consumer-product companies. The Company performs ongoing credit evaluations of its customers. The Company's ten largest customers accounted for approximately 48% of sales in 1996 and approximately 51% and 46% of trade accounts receivable and work in process, respectively, at December 31, 1996. One customer, RJR Nabisco Holdings Corporation, accounted for revenues of $9,818,000, $11,988,000, and $9,158,000, for the years ended December 31, 1996, 1995, and
1994, respectively.

The Company invests its excess cash in deposits with major banks, government securities, tax-exempt securities, and money market type securities. The Company has $6,073,000 of its, $10,892,000 investment in tax-exempt bonds in the state of Texas.

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - INCOME TAXES


Income tax expense (benefit) on income before income taxes consists of (dollars in thousands):

                                                          Year Ended December 31,
                                                     ------------------------------------
                                                      1996           1995           1994
                                                     ------        -------         ------

Current provision:
  Federal                                            $2,373        $ 1,556         $1,330
  State                                                 259            169            130
                                                     ------        -------         ------
                                                      2,632          1,725          1,460
Deferred provision                                       54             --             21
                                                     ------        -------         ------
Provision for income taxes charged
  to operations                                       2,686          1,725          1,481
Stockholders' equity - pension component                939           (939)           560
                                                     ------        -------         ------
Comprehensive provision for income taxes             $3,625        $   786         $2,041
                                                     ======        =======         ======

Reconciliation's of the U.S. corporate income tax rate and the effective tax rate on income before income taxes are summarized below (dollars in thousands):


                                                           Year Ended December 31,
                                                -----------------------------------------
                                                  1996            1995             1994
                                                -------          -------          -------

U.S. corporate tax rate                              34%              34%              34%
Income before taxes                             $ 7,376          $ 5,000          $ 4,158
                                                -------          -------          -------
Tax expense at statutory rates                    2,508            1,700            1,414
Tax-exempt income                                  (203)            (227)            (202)
Officers' life insurance                             41             (188)              10
Meals and entertainment                              82               60               48
State income tax                                    (88)             (23)             (44)
Differences between financial reporting
  and tax bases of fixed assets                      14              (28)              --
 Other                                               73              262              125
                                                -------          -------          -------
Federal income tax                                2,427            1,556            1,351
State income tax                                    259              169              130
                                                -------          -------          -------
Provision for income taxes charged
  to operations                                   2,686            1,725            1,481
Stockholders' equity - pension component            939             (939)             560
                                                -------          -------          -------
Comprehensive provision for income
  taxes                                         $ 3,625          $   786          $ 2,041
                                                =======          =======          =======

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - INCOME TAXES (Continued)


The components of the net deferred tax asset (liability) as of December 31, 1996, and 1995, are as follows (dollars in thousands):

                                                       1996                        1995
                                                -----------------------      ----------------------
                                                Current      Noncurrent      Current     Noncurrent
                                                -------      ----------      -------     ----------
ASSETS
  Differences between book and tax
    bases of property and equipment,
    excluding building                           $  --         $   338         $ --        $   318
  Allowance for expenditures billable
    to clients                                     179              --           86             --
  Accounts receivable allowance for
    doubtful accounts                               82              --           82             --
  Liability for director retirement plan            --             226           --            185
  Other liabilities                                 --             128           --            182
  Unrecognized net pension obligation               --              --           --            939
                                                 -----         -------         ----        -------
       Deferred tax asset                          261             692          168          1,624
                                                 -----         -------         ----        -------

LIABILITIES
  Differences between financial reporting
    and tax bases of building acquired              --             937           --            856
  Differences between financial reporting
    and tax reporting of sales of fixed
    assets                                          --             215           --             --
  Prepaid pension asset                             --             719           --            628
  Excess tax over book amortization
    of intangibles                                  --               7           --             42
  Other differences between financial
    reporting and tax reporting of asset
    dispositions                                    --              --           --            197
                                                 -----         -------         ----        -------

       Deferred tax liability                       --           1,878           --          1,723
                                                 -----         -------         ----        -------

  Net current/noncurrent deferred tax
    asset (liability)                            $ 261         ($1,186)        $168        ($   99)
                                                 -----         -------         ----        -------

  Net deferred tax asset (liability)                             ($925)                    $    69
                                                               =======                     =======


                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - STOCK OPTIONS AND WARRANTS

1983 Stock Option Plan

In March 1993, the 1983 Incentive Stock Option Plan approved by shareholders was terminated, leaving no additional options available for grant under the plan. The 1983 Plan provided for issuance of shares upon exercise of the options and Limited Stock Appreciation Rights (Limited SARs).

Shares under option relating to the 1983 Stock Option Plan for the periods ended December 31 are summarized as follows:

                                        1996                    1995                    1994
                                        ----                    ----                    ----

                                  Number    Weighted      Number    Weighted      Number    Weighted
                                 Of Shares   Average     Of Shares   Average     Of Shares   Average
                                Underlying  Exercise    Underlying  Exercise    Underlying  Exercise
                                  Options    Prices       Options    Prices       Options    Prices
                                  -------    ------       -------    ------       -------    ------
Options outstanding at
  beginning of period            407,817     $4.21       573,789     $4.23       709,805     $4.33
Options canceled                  (5,895)     5.17       (14,345)     4.80       (42,140)     5.17
Options exercised               (357,054)     4.07      (151,628)     4.50       (93,876)     4.33

Options outstanding at
  end of period                   44,868      5.19       407,817      4.21       573,789      4.23

Options exercisable at
  end of period                   34,668      5.26       363,117      4.11       423,048      4.24

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - STOCK OPTIONS AND WARRANTS (Continued)

1991 Nonstatutory Executive Stock Plan

On April 19, 1991, the Board of Directors adopted a Nonstatutory Executive Stock Plan, reserving 360,000 shares of the Company's common stock for issuance. The term of each option shall not exceed ten years. The Committee may set the price, vesting requirement, and exercise terms of options granted under the Plan at its discretion. In September 1994, the Board of Directors amended the plan changing the aggregate number of shares available for grant to 810,000 shares of common stock. As of December 31, 1996, 29,400 shares had been exercised and 167,805 shares remained available for grant.

Shares under option relating to the 1991 Nonstatutory Executive Stock Option Plan for the periods ended December 31 are summarized as follows:

                                          1996                   1995                  1994
                                          ----                   ----                  ----
                                  Number    Weighted      Number    Weighted      Number    Weighted
                                 Of Shares   Average     Of Shares   Average     Of Shares   Average
                                Underlying  Exercise    Underlying  Exercise    Underlying  Exercise
                                  Options    Prices       Options    Prices       Options    Prices
Options outstanding at
  beginning of period            465,525    $ 6.39       554,325     $6.35       180,000     $6.53
Options granted                  188,250     11.26             -         -       374,325      6.26
Options canceled                 (22,980)     6.33       (77,400)     6.03             -         -
Options exercised                (18,000)     6.02       (11,400)     6.33             -         -

Options outstanding at
  end of period                  612,795      7.91       465,525      6.39       554,325      6.35

Options exercisable at
  end of period                  298,260      6.91       234,543      6.46       180,000      6.53

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - STOCK OPTIONS AND WARRANTS (Continued)

The following summarizes information about all stock options outstanding at December 31, 1996:

                                   Options Outstanding                                        Options Exercisable
                           --------------------------------------------------            -------------------------------
                                                    Weighted
                                                     Average          Weighted                                 Weighted
      Range of                                      Remaining          Average                                  Average
      Exercise                Number               Contractual         Exercise            Number               Exercise
       Prices              Outstanding                Life              Price           Exercisable              Price
$4.33 to $6.00                 39,240                  1.94            $  4.70              29,040               $  4.67
$6.01 to $12.33               618,423                  3.17               7.90             303,888                  6.49
---------------               -------               -------            -------             -------               -------
$4.33 to $12.33               657,663                  3.10            $  7.69             332,928               $  6.30


In 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation," which provides the Company the option of recognizing the cost of options granted based on fair values of the options at the time of grant. The Company has decided not to elect the cost-recognition provisions of SFAS 123.

The weighted average fair value of the 188,250 options granted during 1996 was $3.71 per option. The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-averaged assumptions for grants in 1996: dividend yield between 2.1% and 2.4%; risk-free interest rates are different for each grant and range from 6.10% to 6.27%, expected lives of the options are five years, and a volatility factor of 35.27% was used for all grants.

Had the compensation expense for the 188,250 shares granted during 1996 been based on the fair value pricing model described above, additional compensation expense (net of tax) of $66,000 would have been recognized, and net income and net income per share would have been $4,624,000 and $.99, respectively.

The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards prior to 1995. The Company anticipates making awards in the future under its stock-based compensation plans.

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - STOCK OPTIONS AND WARRANTS (Continued)

Stock Warrants

The Company has issued warrants on 500,400 shares of its common stock to seven senior executives. The warrants were sold for their estimated fair market value of $.55 each. Each warrant represents the right to purchase one share of the Company's common stock at prices ranging from $4.30 to $5.00 per share prior to March 1, 1997. On January 18, 1993, the Board of Directors authorized the issuance of 500,400 shares of restricted common stock of the Company. Such shares were issued in tandem with the 500,400 warrants. The exercise of a warrant results in the corresponding loss of a restricted share.

Warrants for 449,100 shares of common stock have been exercised, 237,090 of those in 1996. Concurrent with the exercise of the warrants, an equal number of the restricted shares were returned to the Company and retired. At December 31, 1996, there were warrants outstanding on 51,300 shares and a corresponding number of restricted shares remaining. The restriction on the common stock will lapse when the Company has pretax earnings of $13,500,000 in any fiscal year. As the Company did not achieve the target, there was no impact to the income statement for 1996. If the target is not met by March 1, 1997, the restricted stock must be returned to the Company.

The Company has an additional 75,000 warrants on its common stock issued at an exercise price of $7.17.

Restricted Stock

In January 1996, the Company issued 315,000 shares of restricted common stock valued at the then market price of $10 per share to the Chief Executive Officer and one Executive Vice President of the Company. The related deferred compensation is presented as a reduction to shareholders' equity. As the restriction on these shares lapses ratably over the next 15 years, compensation expense will be recognized.

NOTE 11 - RELATED PARTY TRANSACTIONS

At December 31, 1996, and 1995, the Company had outstanding loans of approximately $316,000 and $272,000, respectively, to employees, directors, and officers of the Company. The loans are for various periods up to one year and bear interest at the prime interest rate.

At December 31, 1996, the Company had outstanding advances of $110,000 to the Chairman of the Board of the Company. Subsequent to year-end, the advances were repaid to the Company. The Company also guarantees a $200,000 bank loan on behalf of the Chairman of the Board.

The Company has entered into a noncompetition agreement with the Vice Chairman of the Board of Directors, under which the Vice Chairman will provide certain consulting services to the Company. The agreement expires December 31, 1997, and provides for the Company to pay fees of $60,000 during each calendar year. The Company also provides certain benefits including an automobile, health insurance coverage, life insurance coverage, and operating expenses.

The Company sponsors a director retirement plan for all directors who are not employees of the Company. Benefits are payable to any director who completes five years or more of service when the director retires from the Board of Directors and continue for a period of time equal to the term of service on the Board. The directors' benefit under the plan is equal to the average of the annual retainer and committee fees paid during the three years served with the highest compensation. The amounts expensed in 1996, 1995, and 1994, were approximately $122,000, $122,000, and $155,000, respectively. Subsequent to year-end, the Board of Directors approved the discontinuation of the retirement plan for all outside directors whose initial term of service begins after January 24, 1997.

In January 1993, the Company entered into a consulting agreement with a director, under which the director would provide certain consulting services to the Company. The agreement was amended January 1, 1994, to reflect payments of $50,000 annually, plus furniture and equipment costs. The agreement was again modified in mid-1994. In lieu of the $50,000 annual payment, the Company paid the director based on the work performed. During 1994, the Company recorded total expenses of approximately $120,000 related to this agreement. The Company canceled the agreement in early 1995; amounts paid during 1995 were immaterial.

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12 - EARNINGS PER SHARE

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

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - INTERIM FINANCIAL INFORMATION
                 (Unaudited)


The following represents unaudited interim financial information for the years ended December 31, 1996, and 1995 (dollars in thousands, except per share and share amounts).

                                                         Year Ended December 31, 1996
                                 ---------------------------------------------------------------------
                                    First            Second               Third              Fourth
                                   Quarter           Quarter             Quarter             Quarter
                                 ----------        -----------         -----------         -----------
Revenues                         $   19,292        $    22,240         $    22,184         $    21,743

Costs and expenses                   18,315             19,910              19,961              19,301
                                 ----------        -----------         -----------         -----------

Operating income                        977              2,330               2,223               2,216

Interest and other income
   (expense)                            169               (311)               (326)               (128)
                                 ----------        -----------         -----------         -----------

Income before taxes                   1,146              2,019               1,897               2,442

Income taxes                            412                727                 683                 864
                                 ----------        -----------         -----------         -----------

Net income                       $      734        $     1,292         $     1,214         $     1,450
                                 ==========        ===========         ===========         ===========

Earnings per share               $      .16        $       .27         $       .27         $       .31
                                 ==========        ===========         ===========         ===========

Weighted average shares
  outstanding                     4,609,500          4,755,000           4,705,500           4,917,300

                               THE M/A/R/C GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - INTERIM FINANCIAL INFORMATION  (Continued)
                  (Unaudited)

                                                   Year Ended December 31, 1995
                                 ----------------------------------------------------------------
                                    First            Second            Third             Fourth
                                   Quarter          Quarter           Quarter           Quarter
                                 ----------        ----------        ----------        ----------
Revenues                         $   16,510        $   18,020        $   18,730        $   21,127

Costs and expenses                   15,782            17,023            17,673            19,764
                                 ----------        ----------        ----------        ----------

Operating income                        728               997             1,057             1,363

Interest and other income               196               255               291               113
                                 ----------        ----------        ----------        ----------

Income before taxes                     924             1,252             1,348             1,476

Income taxes                            342               463               499               421
                                 ----------        ----------        ----------        ----------

Net income                       $      582        $      789        $      849        $    1,055
                                 ==========        ==========        ==========        ==========

Earnings per share               $      .14        $      .18        $      .20        $      .25
                                 ==========        ==========        ==========        ==========

Weighted average shares
  outstanding                     4,180,000         4,261,500         4,323,000         4,336,800
                                 ==========        ==========        ==========        ==========